SHAREHOLDER INFORMATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 under the Investment Company Act of 1940 (“Rule 22c-2”), whichever is later, by and between AMERICAN CENTURY INVESTMENT SERVICES, INC. (“ACIS”), and EquiTrust Life Insurance Company (the “Intermediary”).

WHEREAS, American Century Variable Portfolios, Inc. and American Century Variable Portfolios II, Inc. (collectively, the “Fund”) each is an open-end management investment company, shares of which are offered as investment vehicles for separate accounts established for variable life insurance and variable annuity contracts (“Variable Contracts”) offered by insurance companies that have entered into participation agreements with the Fund; and

WHEREAS, beneficial interest in the Fund is represented by one or more series of shares, each designated a “Portfolio” and representing the particular managed portfolio of securities and other assets; and

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter, the “1940 Act”) and shares of the Portfolios are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Intermediary, on behalf of its separate accounts, has entered into a participation agreement with ACIS (“Fund Participation Agreement”), and under such Fund Participation Agreement acts as designee (agent) of the Fund for the receipt of purchase and redemption orders from owners of its individual and group Variable Contracts (owners of individual Variable Contracts and participants under group Variable Contracts issued by the Intermediary are together hereinafter referred to as “Variable Contract Owners”) with respect to investment in the Fund and aggregates such purchase and redemption orders for the purpose of forwarding net purchase and net redemption orders to the Fund for execution; and

WHEREAS, ACIS is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, and is a member of the National Association of Securities Dealers, Inc. (hereinafter, the “NASD”); and

WHEREAS, ACIS is the distributor and principal underwriter for the Fund; and

WHEREAS, pursuant to Rule 22c-2, ACIS, on behalf of the Fund, is required to enter into a shareholder information agreement with every intermediary who holds shares of the Fund in omnibus accounts and submits orders directly to the Fund’s transfer agent or to a registered clearing agency.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) The term “Fund” includes ACIS, the principal underwriter for the Fund, and the transfer agent of the Fund, American Century Services Corporation. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b).

(b) The term “good cause” means an instance where (i) the Fund has experienced unusual levels or patterns of purchase or redemption activity and reasonably believes such activity is an indication that trading activity in an account is inconsistent with Fund policies, thereby requiring additional Shareholder information to investigate compliance with Fund policies; or (ii) the Fund reasonably believes that additional Shareholder information is necessary for the purpose of a periodic compliance review or audit.

(c) The term “Shares” means the interests of Variable Contract Owners corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

(d) The term “Shareholder” means the Variable Contract Owner.

(e) The term “written” includes electronic writings and facsimile transmissions.

2. Agreement to Provide Shareholder Information. Intermediary agrees to provide the Fund or ACIS, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Variable Contract Owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date and transaction type of any purchase or redemption transaction under a Variable Contract during the period covered by the request, other than transactions resulting from a prearranged contract or plan with or instruction from a Variable Contract Owner, the payment of a loan(s) or death benefit, step-up in Contract value pursuant to a Contract death benefit, loan repayment(s), retirement plan salary reduction contribution(s), prearranged transfers at the conclusion of a free look period, deductions for periodic charges or involving a partial or full cash withdrawal from the Variable Contract.

Nothing herein, nor any action by the Intermediary, shall be construed as, or infer that the Intermediary has, undertaken any duty or obligation, whether express or implied, at law or in equity, to detect trading activities inconsistent with or in violation of the Fund’s policies and/or procedures on limiting the dilution of the value of the outstanding securities issued by the Fund.

(a) Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will not exceed 90 calendar days of transaction information. The Fund will not request transaction information older than 90 calendar days from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, but shall not make a request for any information older than 12 months from the date of the request.

(b) Timing of Requests. Fund requests for Shareholder information shall be made only if good cause justification exists and such information is necessary to enforce its restrictions on market timing and similar abusive transactions. If good cause is not demonstrated by the Fund, it shall pay the expenses incurred by the Intermediary in complying with the request.

(c) Form and Timing of Response. The Intermediary agrees to promptly transmit via CD-ROM the requested information that is on its books and records to the Fund or its designee, but in any event not later than ten (10) business days or such other time as agreed to by the Fund, after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to use reasonable efforts to: (i) provide or arrange to provide to the Fund required information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instances, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2.

(d) Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, except in cases where the written consent of the Intermediary has been provided in advance of such use which consent must be requested in writing, subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees to safeguard all information received pursuant to this Agreement and promptly notify the Intermediary of any voluntary or involuntary dissemination thereof or potential access by any unauthorized third party. Neither the Fund, ACIS nor any of their affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes.

(e) Indemnification. ACIS agrees to indemnify and hold harmless the Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising in connection with a third party claim or action brought against the Intermediary as a result of any unauthorized disclosure of a Shareholder’s TIN, ITIN, or GII provided to the Fund in response to a request for information pursuant to the terms of this Agreement.

3. Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Any such restrictions or prohibitions shall only apply to transactions initiated or directed by the Shareholder and shall not apply to transactions resulting from a prearranged contract or plan with or instruction from a Variable Contract Owner, the payment of a loan(s) or death benefit, step-up in Contract value pursuant to a Contract death benefit, loan repayment(s), retirement plan salary reduction contribution(s), prearranged transfers at the conclusion of a free look period, deductions for periodic charges or involving a partial or full cash withdrawal from the Variable Contract as set forth in section 2 of this Agreement. Instructions must be received by the Intermediary at the email address communicated to the Fund or at the following address, or such other address that the Intermediary may communicate to the Fund or its designee in writing from time to time:

400 UNIVERSITY AVENUE
WEST DES MOINES, IA 50266
ATTN: PAUL GRINVALDS

(a) Form of Instructions. Instructions must include the TIN, ITIN, or GII if known, the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Intermediary, provided the instructions are reasonable and in accordance with standard practice. The foregoing notwithstanding, the Intermediary shall have no obligation to execute written instructions from the Fund if such actions could, in Intermediary’s reasonable opinion, violate, or be deemed likely to violate (i) any trading privileges described in applicable Variable Contracts or registration statements; (ii) any formal or informal contract, settlement or arrangement with a Shareholder(s) as may be described in applicable Variable Contract registration statements; or (iii) any applicable law, regulation, decision or any official interpretation of the same. Provided further, the Intermediary shall not be obligated to honor any instructions which are otherwise illegal or expose the Intermediary to regulatory investigation or enforcement action, or otherwise causes or results in the Intermediary having to bring, or defend against, a civil action involving an aggrieved Shareholder with respect to the enforcement of any abusive transfer restrictions.

(c) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(d) Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

(e) Dispute Resolution. The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration

Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by the parties, said determination by the arbitrator shall become final and binding 3 days after the arbitrator’s ruling. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

4. Construction of the Agreement; Fund Participation Agreements. The parties have entered into a Fund Participation Agreement between or among them for the purchase and redemption of shares of the Funds by the Intermediary’s separate accounts in connection with the Variable Contracts. This Agreement supplements the Fund Participation Agreement. To the extent the terms of this Agreement conflict with the terms of the Fund Participation Agreement, the terms of this Agreement shall control.

5. Termination. This Agreement may be terminated by either party on sixty (60) days’ written notice. Upon termination of this Agreement, any other agreement between Intermediary and ACIS or any affiliate of ACIS will terminate automatically, and Intermediary will no longer be permitted to offer or otherwise make available the Funds; provided, however, that if Rule22c-2 is amended or rescinded such that ACIS is no longer required to have such agreements in place, such other agreements will not automatically terminate.

6. Amendments. This Agreement shall not be amended or modified, except with the prior written consent of each party to the Agreement approving such amendment or modification.

7. Assignment. No party to this Agreement may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of all parties hereto.

8. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the latest date set forth below.

AMERICAN CENTURY INVESTMENT SERVICES, INC.		EQUITRUST LIFE INSURANCE COMPANY Intermediary

By:		By:
Name:	Cindy Tilton	Name:	JOANN RUMELHART
Title:	Vice President	Title:	VICE PRESIDENT
Date:	4-3-07	Date:	4/5/07

Contact Name: PAUL GRINVALDS
		Address:	5400 UNIVERSITY AVENUE
WEST DES MOINES, IA 50266
Phone No: 515/225-5768
Email address: pgrinvalds@fbfs.com

If company trades through the NSCC, please provide assigned NSCC Trading Numbers:                     ,                     ,                     ,                     .

American Century Assigned Trading Numbers:
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